Exhibit 99.1
Ferguson Share Repurchase Program - Weekly Report
06/06/2023

WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 77,162 of its ordinary shares in the period from May 29, 2023 up to and including June 02, 2023 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
May 29, 2023	-	-	-
May 30, 2023	19,967	119.500000	XLON
May 31, 2023	10,000	116.750000	XLON
June 01, 2023	35,000	115.800000	XLON
June 02, 2023	12,195	117.415188	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,432,460.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,738,722. The figure of 204,738,722 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

Ferguson Share Repurchase Program - Weekly Report
06/13/2023

WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 93,924 of its ordinary shares in the period from June 05, 2023 up to and including June 09, 2023 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
June 05, 2023	15,000	117.797157	XLON
June 06, 2023	8,924	117.768151	XLON
June 07, 2023	20,000	118.750000	XLON
June 08, 2023	20,000	116.350000	XLON
June 09, 2023	30,000	115.300000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,526,384.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,644,798. The figure of 204,644,798 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111